                                                                    EXHIBIT 99.1


                                     [LOGO]


NEWS                                                     FOR FURTHER INFORMATION

FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE

             FOREST OIL ANNOUNCES RECORD QUARTER AND 2000 EARNINGS;
                        UPDATES 2001 FORECAST INFORMATION

DENVER, COLORADO - FEBRUARY 14, 2001 - Forest Oil Corporation (NYSE:FST) (Forest) reported today record net earnings of $130.6 million or $2.73 per share for the year ended December 31, 2000 compared to $19.0 million or $.79 per share in the corresponding 1999 period. Exclusive of unusual or non-recurring items, net earnings were $136.8 million or $2.86 per common share for 2000 compared to $9.1 million or $.38 per share for 1999. The adjusted 2000 earnings per share represents an increase of over 650% from the adjusted 1999 amount. Items excluded from this computation consist of merger-related expenses of $28.5 million (net of tax) in 2000, impairment of oil and gas properties of $5.9 million in 2000, non-cash foreign currency translation losses of $7.1 million in 2000, a one-time income tax credit of $35.3 million in 2000, non-cash foreign currency translation gains of $10.6 million in 1999 and an extraordinary loss on extinguishment of debt of $598,000 in 1999.

For the fourth quarter of 2000, Forest reported record net earnings of $55.5 million or $1.16 per share compared to $9.7 million or $.36 per share in the corresponding 1999 period. Exclusive of unusual or non-recurring items, net earnings for the fourth quarter of 2000 were $54.1 million or $1.13 per common share compared to net earnings for the fourth quarter of 1999 of $6.5 million or $.24 per share. Items excluded from this computation consist of merger-related expenses of $28.5 million (net of tax) in 2000, impairment of oil and gas properties of $5.9 million in 2000, non-cash foreign currency translation gains of $536,000 in 2000, a one-time income tax credit of $35.3 million in 2000 and non-cash foreign currency translation gains of $3.3 million in 1999.

For the fourth quarter of 2000, Forest's net daily production averaged 507 MMCFE (million cubic feet equivalent of natural gas), an increase of 1.2% over the third quarter of 2000. This is the fourth consecutive quarterly increase in production.

Robert S. Boswell, Chairman and Chief Executive Officer, stated, "The operational synergies associated with our recent merger are beginning to clearly manifest themselves in our operating performance. We expect these efficiencies as well as the benefits of a larger, more diversified exploration portfolio to further accelerate our performance in 2001 and beyond."

The amounts reported include the combined results of Forest and Forcenergy for the quarter and year ended December 31, 2000 under the pooling of interests method of accounting. The merger of Forest and Forcenergy was completed on December 7, 2000. The results of operations of Forcenergy prior to its December 31, 1999 reorganization and fresh start reporting are not included in the financial statements of the combined company.

COMPARATIVE FINANCIAL AND PRODUCTION DATA

The following table sets forth certain of Forest's financial and production statistics for the quarters and years ended December 31, 1999 and 2000:

                                           Three Months Ended December 31,             Years Ended December 31,
                                           -------------------------------         -------------------------------
                                           2000          1999       Change         2000          1999       Change
                                           ----          ----       ------         ----          ----       ------
Production revenue (millions)            $ 193.2          50.7       281%       $  624.9         193.3       223%

Natural gas production (BCF)                29.8          13.5       121%          113.9          61.7        85%

Average gas sales price ($/MCF)          $  4.21          2.43        73%       $   3.23          2.17        49%

Liquids production (MBBLS)                 2,815         1,089       159%         11,427         4,397       160%

Average liquids sales price ($/BBL)      $ 24.05         16.46        46%       $  22.46         13.45        67%

Total production (BCFE)                     46.7          20.0       133%          182.4          88.1       107%

Net daily production (MMCFE)               507.4         217.5       133%          498.4         241.3       107%

Cash flow before working capital
   changes (millions)                    $  93.0          29.8       212%       $  364.1          95.5       281%

EBITDA* (millions)                       $ 110.7          36.0       208%       $  422.4         135.6       212%

Long-term debt (millions)                $   622           686        (9)%      $    622           686        (9)%

Shareholders' equity (millions)          $   859           559        54%       $    859           559        54%

Weighted average shares
   outstanding (millions)                   47.0          26.9        75%           46.3          24.0        93%


* Earnings before interest, taxes, depreciation and depletion, impairment of oil and gas properties, translation of subordinated debt and extraordinary items.

ADJUSTED COMPARATIVE FINANCIAL DATA

The following financial statistics exclude unusual or non-recurring items as indicated and are presented to enhance comparability of Forest's results from period to period (in millions):

                                              Three Months Ended December 31,   Years Ended December 31,
                                              -------------------------------   -------------------------
                                                2000        1999   Change       2000       1999    Change
                                                ----        ----   ------       ----       ----    ------
Cash flow before working capital changes
  and merger-related expenses                 $  121.5      29.8    308%      $  392.6       95.5    311%

EBITDA, adjusted for merger-
   related expenses                           $  142.3      36.0    295%      $  454.0      135.6    235%


                                  2000 RESULTS

The increases in earnings in 2000 compared to 1999 were due primarily to higher production volumes and higher product prices. Total production for the fourth quarter of 2000 represents a 133% increase over the fourth quarter of 1999 due primarily to the merger with Forcenergy. Forest's average sales prices for natural gas and liquids for the quarter ended December 31, 2000, net of hedging losses, increased 73% and 46%, respectively, compared to the previous year.

Lease operating expense was $.89 per MCFE and $.77 per MCFE for the quarter and year ended December 31, 2000, respectively, compared to $.63 per MCFE and $.55 per MCFE in the corresponding 1999 periods. The increases in per unit rates were due primarily to higher operating costs associated with Forcenergy properties, increased production taxes and increased workover activity on Forest properties.

General and administrative expense was $.21 per MCFE and $.20 per MCFE in the quarter and year ended December 31, 2000, respectively, compared to $.17 per MCFE reported in the corresponding 1999 periods. The increases in per unit rates were attributable to higher employee-related expenses.

Merger and seismic licensing costs of $31.6 million include: banking, legal, accounting, printing and other consulting costs related to the merger; severance paid to terminated employees; expenses for office closures, employee relocation, data migration and systems integration; and costs of transferring seismic licenses from Forcenergy to Forest.

Depletion expense was $1.24 and $1.15 per MCFE for the quarter and year ended December 31, 2000, respectively, compared to $1.03 and $.96 per MCFE in the corresponding periods in 1999. The increases in the per-unit rate were due primarily to higher finding costs in 2000 and higher than anticipated future development costs in the current inflationary environment for oilfield services. Impairment of oil and gas properties of $5.9 million relates to exploratory dry holes drilled in Switzerland and Thailand.

Interest expense was $17.6 million and $60.3 million for the quarter and year ended December 31, 2000, respectively, compared to $9.0 million and $40.9 million in the corresponding 1999 periods. The increase was due primarily to the merger with Forcenergy, although the amount reported for the fourth quarter of 2000 also includes additional expense of approximately $2.5 million due to a write-off of deferred debt costs of Forcenergy and a reduction in the amount of interest capitalized.

Income tax expense of $6.1 million was recognized for the year ended December 31, 2000 compared to an income tax credit of $2.5 million for the year ended December 31, 1999. The change is attributable primarily to increased profitability. Expense of $6.1 million in 2000 is comprised of $34.7 million attributable to Forcenergy operations and $6.7 million recorded by Canadian Forest Oil, offset by an income tax benefit of $35.3 million recorded in the fourth quarter of 2000 due to expected utilization of the deferred income tax assets of Forest.

CAPITAL EXPENDITURES

The following chart summarizes capital expenditures incurred in 2000 (in millions):

                                    United                               Consolidated
                                    States       Canada  International       Total
                                    ------       ------  -------------   ------------
Exploration                         $  89          21          24             134
Development                           201          30           1             232
Acquisitions                           22          --          --              22
                                    -----          --          --             ---
    Gross capital expenditures        312          51          25             388

Sales proceeds                        (15)         (2)         --             (17)
                                    -----          --          --             ---
  Net capital expenditures          $ 297          49          25             371
                                    =====          ==          ==             ===

RESERVES AND FINDING COSTS

Forest reported year-end estimated proved reserves of 1,380 BCFE, consisting of 61% natural gas and 39% oil, condensate and natural gas liquids. In addition, 73% of the estimated proved reserves are developed. Forest's pre-tax SEC PV10 value of estimated proved reserves was approximately $5.1 billion calculated based on an oil price of $26.80 per barrel and a natural gas price of $9.52 per MMBTU.

The reported proved reserve base results in a three-year compounded annual growth rate for proved reserves of 38% and a three-year weighted average finding, development and acquisition cost of $1.13 per MCFE. This result includes all costs relating to frontier and emerging markets as well as significant development capital spent on Gulf of Mexico assets in 2000. The Company replaced 120% of production through its capital programs in 2000.

If purchase accounting rules were applied to the merger, the reported three-year weighted average finding, development and acquisition costs would have been $1.42, and for 2000 would also have been $1.42. Under the pooling method, Forest will report finding, development and acquisition costs of $1.13 for the three-year period and $1.78 for 2000.

                           FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements provided in this press release are based on management's examination of historical operating trends. Forest cautions that its future natural gas and liquids production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Additional risks are mentioned below in the context of line items most affected by such risks and included in Forest's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

                                  2001 FORECAST

Forest also announced today certain changes to its 2001 financial forecast. A discussion of the 2001 forecast and underlying assumptions follows.

SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRICE AND PRODUCTION ESTIMATES

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic growth, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition to volatility in general, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products.

The production, transportation and marketing of oil and gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for 2001 are set forth below.

DAILY PRODUCTION We currently assume that our daily production will be between 510 and 550 mmcfe per day for the full year 2001. We currently assume that average daily production will range from 480 to 510 mmcfe per day for the first quarter. Currently, first quarter production is being adversely impacted by temporary pipeline constraints in the Gulf of Mexico, Alaska and Canada. The net production currently shut-in as a result of temporary pipeline constraints is approximately 35 mmcfe/d.

OIL PRODUCTION We currently assume that our oil production will be between 25,000 and 30,000 barrels per day.

OIL PRICES We have assumed that our realized oil price will average between $22.00 and $23.50 per barrel based upon NYMEX prices averaging between $24.00 and $26.00.

GAS PRODUCTION We currently assume our natural gas production will be between 330-365 mmcf per day.

GAS PRICES We have assumed that our realized natural gas price will average between $4.50 and $5.00 per mcf based upon NYMEX prices averaging between $4.75 and $5.25 per mmbtu.

NGL PRODUCTION We currently assume that our NGL production in 2001 will be between 2,500 and 3,000 barrels per day.

NGL PRICES We have assumed that our realized NGL prices will average between 50 and 60 percent of the assumed NYMEX oil prices.

PRICE SENSITIVITY We estimate that oil and gas revenue will change by approximately $1,000,000 to $1,300,000 for each $0.10 per mmbtu change in NYMEX natural gas prices and by approximately $700,000 to $900,000 for each $1.00 per barrel change in NYMEX oil prices.

HEDGING The following price protection positions are presently in place. These positions have already been considered in estimating our realized prices for 2001.

Forest has swaps and collars in place covering the aggregate average daily volumes and weighted average prices shown below:

                                                   2001        2002
                                                   ----        ----
NATURAL GAS SWAPS:
Contract volumes (BBTU/d)                          28.8        16.7
Weighted average price (per MMBTU)              $  3.82        2.48

NATURAL GAS FLOORS:
Contract volumes (BBTU/d)                          10.6          --
Weighted average floor price (per MMBTU)        $  7.47          --

NATURAL GAS COLLARS:
Contract volumes (BBTU/d)                          99.7         2.5
Weighted average ceiling price (per MMBTU)      $  6.69        8.05
Weighted average floor price (per MMBTU)        $  4.71        4.00

OIL SWAPS:
Contract volumes (BBLS/d)                         1,915          --
Weighted average price (per BBL)                $ 26.79          --

OIL COLLARS:
Contract volumes (BBLS/d)                         7,899          --
Weighted average ceiling price (per BBL)        $ 30.50          --
Weighted average floor price (per BBL)          $ 25.31          --


PRODUCTION EXPENSE Our production and operating expenses (which include production taxes) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. For 2001, we currently assume that our production expense on a per unit basis will average between $0.70 and $0.75 per mcfe.

DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A) We currently assume that the DD&A rate for 2001 will be between $1.25 and $1.35 per mcfe. We assume DD&A will increase due to rising service costs, causing our 2001 finding and development costs to increase above our three-year average of $1.13 per mcfe.

CAPITAL EXPENDITURES We have assumed capital expenditures for 2001 will be approximately $400 million. Some of the factors impacting the level of capital expenditures include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

GENERAL AND ADMINISTRATIVE EXPENSE (G&A) We currently assume our G&A expense on a per unit basis will be between $0.15 and $0.17 per mcfe.

INTEREST EXPENSE We currently assume our interest expense will be between $50 million and $60 million, depending on the timing of cash flows and capital expenditures.

INCOME TAXES We currently assume our effective income tax rate will be 38 percent (inclusive of applicable federal and state taxes) in 2001 and our current tax will be 17 to 21 percent of the total tax expense.

SHARES OUTSTANDING At December 31, 2000 we had approximately 48.2 million common shares outstanding. We currently assume that diluted shares for 2001 will be between 49 million and 51 million shares.

FINANCIAL FORECAST In order to provide a financial forecast for 2001, we have assumed the mid-point of the range for each assumption. The selection of a mid-point is not meant to portray any further accuracy than any other number within the range, but is an arbitrary number within the range. Based upon this methodology, the following is a summary of certain financial data for 2000 and forecasted 2001.

                                                   Year ending December 31,
                                                     2000         2001E
                                                     ----         -----
Cash flow per share, as adjusted*                  $  8.47       $11.88

Earnings per share, as adjusted*                   $  2.86       $ 4.58

EBITDA, as adjusted (millions)*                    $ 454.0       $  675

Long-term debt at end of period (millions)         $   622       $  475

Debt to total capitalization at end of period           42%          30%

*As adjusted to exclude unusual or non-recurring items.

                                    * * * * *

                                 CONFERENCE CALL

The Company's management will hold a teleconference call on Thursday, February 15, 2001 at 11:00 a.m. EST to review the fourth quarter 2000 results. If you would like to participate, please call toll-free (888) 781-5307 (for U.S./Canada) and (706) 634-0611 (for International) and request the Forest Oil teleconference. A replay will be available from Thursday, February 15 through Friday, February 23. You may access the replay by dialing toll free (800) 642-1687 (for U.S./Canada) and (706) 645-9291 (for International), reservation No. 566122. Please note that the reservation number is not needed to access the teleconference, only the replay.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Alaska and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

                                       ###
February 14, 2001

                             FOREST OIL CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                               December 31,        December 31,
                                                   2000                1999
                                               ------------        ------------
                                                         (In Thousands)
ASSETS
Current assets:
     Cash and cash equivalents                 $    14,003            99,661
     Accounts receivable                           203,245           110,733
     Other current assets                           21,580            20,931
                                               -----------         ---------
           Total current assets                    238,828           231,325

Net property and equipment, at cost              1,359,756         1,209,709

Deferred income taxes                              119,300                --

Goodwill and other intangible assets, net           19,412            22,092

Other assets                                        15,082            11,563
                                               -----------         ---------
                                               $ 1,752,378         1,474,689
                                               ===========         =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                          $   192,200           137,133
     Accrued interest                               11,436            31,022
     Accrued reorganization costs                       --            11,236
     Other current liabilities                      36,301            25,049
                                               -----------         ---------
           Total current liabilities               239,937           204,440

Long-term debt                                     622,234           686,153
Other liabilities                                   16,376            16,161
Deferred income taxes                               14,865             8,951

Shareholders' equity:
     Common stock                                    4,840             4,611
     Capital surplus                             1,139,136           962,602
     Accumulated deficit                          (269,567)         (396,007)
     Accumulated other comprehensive loss          (12,177)          (11,774)
     Treasury stock, at cost                        (3,266)             (448)
                                               -----------         ---------
           Total shareholders' equity              858,966           558,984
                                               -----------         ---------
                                               $ 1,752,378         1,474,689
                                               ===========         =========

                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                      Three Months Ended                  Years Ended
                                                         December 31,                     December 31,
                                                     --------------------            --------------------
                                                     2000            1999            2000            1999
                                                     ----            ----            ----            ----
                                                            (In Thousands Except Per Share Amounts)
Revenue:
    Marketing and processing                      $ 117,442          43,023         288,133         166,283
    Oil and gas sales:
       Gas                                          125,497          32,727         368,245         134,141
       Oil, condensate and natural gas
          liquids                                    67,711          17,923         256,680          59,127
                                                  ---------          ------         -------          ------
          Total oil and gas sales                   193,208          50,650         624,925         193,268
                                                  ---------          ------         -------          ------
              Total revenue                         310,650          93,673         913,058         359,551

Operating expenses:
    Marketing and processing                        116,757          42,044         285,039         162,617
    Oil and gas production                           41,520          12,504         140,218          48,572
    General and administrative                        9,863           3,350          35,580          15,362
    Merger and seismic licensing expense             31,577              --          31,577              --
    Depreciation and depletion                       58,742          21,621         212,480          88,190
    Impairment of oil and gas properties              5,876              --           5,876              --
                                                  ---------          ------         -------          ------
              Total operating expenses              264,335          79,519         710,770         314,741
                                                  ---------          ------         -------          ------
Earnings from operations                             46,315          14,154         202,288          44,810

Other income and expense:
    Other (income) expense, net                         243            (203)         (1,757)         (2,629)
    Interest expense                                 17,610           8,989          60,269          40,873
    Translation (gain) loss on subordinated
       debt                                            (536)         (3,289)          7,102         (10,561)
                                                  ---------          ------         -------          ------
              Total other income and expense         17,317           5,497          65,614          27,683
                                                  ---------          ------         -------          ------
Earnings before income taxes and
    extraordinary item                               28,998           8,657         136,674          17,127

Income tax expense (benefit):
    Current                                           1,035          (2,823)          1,666          (2,921)
    Deferred                                        (27,577)          1,736           4,400             407
                                                  ---------          ------         -------          ------
                                                    (26,542)         (1,087)          6,066          (2,514)
                                                  ---------          ------         -------          ------
Earnings before extraordinary item                   55,540           9,744         130,608          19,641

Extraordinary item - loss on
    extinguishment of debt                               --              --              --            (598)
                                                  ---------          ------         -------          ------
Net earnings                                      $  55,540           9,744         130,608          19,043
                                                  =========          ======         =======          ======
Earnings attributable to common stock             $  54,403           9,744         126,440          19,043
                                                  =========          ======         =======          ======

                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                   (continued)

                                                    Three Months Ended                  Years Ended
                                                       December 31,                     December 31,
                                                   --------------------            --------------------
                                                   2000            1999            2000            1999
                                                   ----            ----            ----            ----
                                                         (In Thousands Except Per Share Amounts)
Weighted average number of common
    shares outstanding:

    Basic                                          47,034         26,903         46,330         23,971

    Diluted                                        48,201         27,150         47,508         24,134
Basic earnings per common share:
    Earnings attributable to common stock
       before extraordinary item                  $  1.16            .36           2.73            .82

    Extraordinary item - loss on
       extinguishment of debt                          --             --             --           (.03)
                                                  -------         ------        -------         ------
    Earnings attributable to common stock         $  1.16            .36           2.73            .79
                                                  =======         ======        =======         ======
Diluted earnings per common share:
    Earnings attributable to common stock
       before extraorodinary item                 $  1.13            .36           2.66            .81

    Extraordinary item - loss on
       extinguishment of debt                          --             --             --           (.02)
                                                  -------         ------        -------         ------
    Earnings attributable to common stock         $  1.13            .36           2.66            .79
                                                  =======         ======        =======         ======


                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                                                  2000              1999
                                                                                 ------            ------
                                                                                      (In Thousands)
Cash flows from operating activities:
    Earnings before extraordinary item                                          $ 130,608          19,641
    Adjustments to reconcile earnings to net cash provided by
       operating activities:
          Depreciation and depletion                                              212,480          88,190
          Impairment of oil and gas properties                                      5,876              --
          Amortization of deferred debt costs                                       1,517           1,341
          Translation loss (gain) on subordinated debt                              7,102         (10,561)
          Deferred income tax expense                                               4,400             407
          Stock plan compensation                                                   2,531              --
          Other, net                                                                 (372)         (3,529)
          Increase in accounts receivable                                         (97,195)         (4,949)
          Decrease (increase) in other current assets                               2,983          (3,304)
          Increase in accounts payable                                             10,661          18,244
          Increase in accrued interest and other current liabilities               37,177           5,033
                                                                                ---------       ---------
          Net cash provided by operating activities before reorganization
              items                                                               317,768         110,513

       Decrease in accrued reorganization costs                                   (11,236)             --
                                                                                ---------       ---------
       Net cash provided by operating activities after reorganization item        306,532         110,513

Cash flow from investing activities:
    Capital expenditures for property and equipment                              (389,992)       (125,083)
    Proceeds from sales of assets                                                  17,304          20,471
    Increase in other assets, net                                                  (3,373)         (1,034)
                                                                                ---------       ---------
       Net cash used by investing activities                                     (376,061)       (105,646)

Cash flows from financing activities:
    Proceeds from bank borrowings                                                 638,407         112,427
    Repayments of bank borrowings                                                (690,413)       (338,192)
    Proceeds of 10 1/2% senior subordinated notes, net of issuance costs               --          98,561
    Redemption of 8 3/4% senior subordinated notes                                 (7,184)             --
    Redemption of 10 1/2% notes                                                    (3,067)             --
    Redemption of 11 1/4% senior subordinated notes                                    --          (9,083)
    Proceeds from issuance of preferred stock                                      38,800              --
    Proceeds of common stock offering, net of costs                                    --         131,188
    Proceeds from the exercise of options                                          12,556           1,589
    Purchase of treasury stock                                                     (2,818)             --
    Decrease in other liabilities, net                                             (2,453)         (1,629)
                                                                                ---------       ---------
                 Net cash used by financing activities                            (16,172)         (5,139)

Effect of exchange rate changes on cash                                                43              12
                                                                                ---------       ---------
Net decrease in cash and cash equivalents                                         (85,658)           (260)

Cash and cash equivalents at beginning of period                                   99,661           3,415
                                                                                ---------       ---------
Cash and cash equivalents at end of period                                      $  14,003           3,155
                                                                                =========       =========
